Exhibit 9

Execution Version

FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT, dated as of April 27, 2012 (this “Amendment”), is made by and between SGS Holdings LLC, a Delaware limited liability company (“Buyer”), and Brookside Capital Trading Fund, L.P., a Delaware limited partnership (“Seller”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Stock Purchase Agreement (defined below).

WHEREAS, Seller and Buyer previously entered into that certain Stock Purchase Agreement, dated as of March 5, 2012 (the “Stock Purchase Agreement”);

WHEREAS, the Stock Purchase Agreement incorrectly stated that Seller is the record and beneficial owner of 1,500,000 shares of common stock, par value $0.001 per share (“Common Stock”), of Stream Global Services, Inc., a Delaware corporation (the “Company”); and

WHEREAS, Seller and Buyer desire to amend the Stock Purchase Agreement to reflect that Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, 1,250,000 shares of Common Stock for an aggregate purchase price of $4,062,500, subject to the terms and conditions set forth in the Stock Purchase Agreement.

NOW, THEREFORE, the parties to this Amendment agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.        Amendment to Definitions.  The following definitions set forth in the Stock Purchase Agreement are hereby amended and restated as follows:

“Shares” shall mean 1,250,000 shares of Common Stock.

“Purchase Price” shall mean $4,062,500.

ARTICLE II

MISCELLANEOUS

Section 2.1.         Counterparts.  This Amendment may be executed in counterparts, and either party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and both of which counterparts taken together shall constitute but one and the same instrument.  This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  The delivery of this Amendment may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

Section 2.2.         Effect of Amendment.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the parties under the Stock Purchase Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Stock Purchase Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  This Amendment shall apply and be effective only with respect to the provisions of the Stock Purchase Agreement specifically referred to herein.  After the date hereof, any reference to the Stock Purchase Agreement shall mean the Stock Purchase Agreement, as modified hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, or caused this Amendment to be duly executed by their respective authorized officers, as of the date first above written.

SGS HOLDINGS LLC

By:	/s/ Nathan Walton
Name: Nathan Walton
Title: President

BROOKSIDE CAPITAL TRADING FUND, L.P.

By:	/s/ Dewey Abad
Name: Dewey Abad
Title: Managing Director

[Signature Page to First Amendment to Stock Purchase Agreement]